Exhibit 23.1

ROCKFORD HOLDINGS CORPORATION

Consent of Independent Public Accounting Firm

January 24, 2011

Consent of Independent Public Accounting Firm

The Board of Directors

Primoris Services Corporation

We consent to the use of our report dated August 10, 2010, with respect to the consolidated balance sheets of Rockford Holdings Corporation as of March 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2010, and our report dated September 3, 2008, with respect to the consolidated balance sheet of Rockford Holdings Corporation as of March 31, 2008, and the related statements of income, stockholders’ equity, and cash flows for the year ended March 31, 2008, incorporated herein by reference.

/s/KPMG LLP

Portland, Oregon

January 24, 2011